The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where this offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-130714
Subject to Completion, dated January      , 2006
Preliminary Prospectus Supplement
(To Prospectus dated December 27, 2005)
Johnson Controls, Inc.
$
Floating Rate Notes due 20
Interest payable                     ,                     ,                     , and
$
     % Notes due 20
Interest payable                     and
$
     % Notes due 20
Interest payable                     and
$
     % Notes due 20
Interest payable                     and
The floating rate notes will mature on January      , 20     . The 20     fixed rate notes will mature on January      , 20     ; the 20     fixed rate notes will mature on January      , 20     ; and the 20 fixed rate notes will mature on January      , 20     . We may not redeem the floating rate notes prior to maturity. We may redeem any series of the fixed rate notes in whole or in part at any time at the applicable redemption price described on page S-8. Interest on the floating rate notes will accrue at a floating rate equal to three month LIBOR plus           %. Interest on the three series of fixed rate notes will accrue at the rate of           %,           % and           % per year, respectively.
To read about certain factors you should consider before investing in the notes, see “Risk Factors” beginning on page S-3 of this prospectus supplement and those risk factors incorporated by reference into this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to		Underwriting		Proceeds
	Public(1)		Discounts		to Us

Per Floating Rate Note		%		%		%
Total	$		$		$

Per 20 Fixed Rate Note		%		%		%
Total	$		$		$

Per 20 Fixed Rate Note		%		%		%
Total	$		$		$

Per 20 Fixed Rate Note		%		%		%
Total	$		$		$

(1) Plus accrued interest from January    , 2006, if settlement occurs after that date.
The notes will not be listed on any securities exchange. Currently, there is no public market for the notes of any series.
We expect that delivery of the notes of each series will be made to investors through the book-entry facilities of The Depository Trust Company, Clearstream Banking, S.A. and Euroclear Bank S.A./ N.V. on or about January      , 2006.
Joint Book-Running Managers

Banc of America Securities LLC	Citigroup	JPMorgan
January      , 2006.

S-i

About this prospectus supplement
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in the accompanying prospectus.
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.
Unless the context requires otherwise, the terms “we”, “our”, and “us” refer to Johnson Controls, Inc. and its subsidiaries.

S-ii

About Johnson Controls, Inc.
We are a Wisconsin corporation organized in 1885. From 1885 through 1978, our operations were predominantly in the building efficiency business. Since 1978, we have diversified our operations through acquisitions and internal growth. We operate in three primary businesses: building efficiency, interior experience, and power solutions (the businesses were formerly referred to as Controls Group, Seating and Interiors Group, and Battery Group, respectively).
Products/ Systems and Services
Building efficiency
Building efficiency is a major worldwide supplier of installed control systems and technical and facility management services which improve the comfort, fire-safety, security, productivity, energy efficiency, and cost-effectiveness of non-residential buildings. We provide control systems that monitor, automate and integrate critical building operating equipment and conditions. These systems are customized to address each building’s unique design and use. Building efficiency provides a broad range of technical and facility management services that supplement or function as in-house building staff. Technical services include the operation, scheduled maintenance and repair of building equipment such as control systems, chillers and boilers. Facility management services provide on-site staff for complete facility operations and management.
The business sells directly to building owners as well as contractors. As of September 30, 2005, it employed sales, engineering and service personnel working out of approximately 300 branch offices located in approximately 45 countries throughout the world. Building efficiency employees also work full-time at numerous customer sites.
Building efficiency also sells its control systems and products to original equipment manufacturers, wholesalers and distributors of air-conditioning and refrigeration systems and commercial heating systems. Building efficiency products are manufactured throughout the world. The segment also has partially-owned affiliates in Asia, Europe, North America and South America.
In fiscal 2005, 45 percent of building efficiency’s worldwide sales were derived from installed control systems and approximately 55 percent originated from its service offerings. Of the installed control systems, approximately 35 percent of revenues were derived from the new construction market while 65 percent were derived from the existing buildings market. In fiscal 2005, building efficiency sales accounted for 21 percent of our consolidated sales.
Interior experience
Interior experience designs and manufactures products and systems for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles. As of September 30, 2005, the business produced automotive interior systems for original equipment manufacturers and operated approximately 240 wholly- and majority-owned manufacturing or assembly plants in 30 countries worldwide. Additionally, the business has partially-owned affiliates in Asia, Europe, North America and South America.
Interior experience systems and products include complete seating systems and components; cockpit systems, including instrument clusters, information displays and body controllers; overhead systems, including headliners and electronic convenience features; floor consoles; and door systems. Interior experience sales accounted for approximately 68 percent of total fiscal 2005 net sales.
The business operates assembly plants that supply automotive manufacturers with complete seats on a “just-in-time/in-sequence” basis. Seats are assembled to specific order and delivered on a predetermined schedule directly to an automotive assembly line. Certain of the business’s other automotive interior systems are also supplied on a “just-in-time/in-sequence” basis. Foam and metal seating components, seat covers, seat mechanisms and other components are shipped to these plants from the business’s production facilities or outside suppliers.
The business has substantially grown its interior systems capabilities through internal growth aided by acquisitions. In fiscal 2002, the business expanded its capabilities in vehicle electronics with its acquisition of the automotive electronics business of France-based Sagem SA. In fiscal 2003, we acquired Borg Instruments AG, an automotive electronics company with headquarters in Germany.
Power Solutions
Power solutions services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise. We are the largest automotive battery manufacturer in the world, producing more than 110 million lead-acid batteries annually. Investments in new product and process technology have expanded product offerings to nickel-metal-hydride and lithium-ion battery technology to power hybrid vehicles.
Sales of automotive batteries generated 11% of the total fiscal 2005 sales. In fiscal 2002, power solutions expanded its battery operations into the European market through the acquisition of the German automotive battery manufacturer Hoppecke Automotive GmbH and Co. KG. In fiscal 2003, we continued our expansion into the European market with our acquisition of VARTA Automotive GmbH and the 80 percent majority ownership in VB Autobatterie GmbH, a major European automotive battery manufacturer headquartered in Germany. In fiscal 2004, we acquired the remaining 51 percent interest in our Latin American joint venture with Grupo IMSA, S.A. de C. V. More recently, in fiscal 2005, we acquired Delphi Corporation’s global battery business and received a global long-term contract to supply General Motors with original equipment and original equipment service batteries. The acquisitions support our growth strategies and provide new opportunities to strengthen our global leadership position in the automotive battery industry. Batteries and plastic battery containers are manufactured at plants in North America, South America, Asia and Europe and via a partially-owned affiliate in India.
Recent Developments
On December 9, 2005, we completed the acquisition of York International Corporation, or York, in an all-cash transaction pursuant to which York become our wholly-owned subsidiary. The total value of the acquisition was approximately $3.2 billion, including approximately $565 million of York debt.
York, which is headquartered in York, Pennsylvania, is a supplier of heating, ventilation, air-conditioning, and refrigeration (HVAC&R) systems and solutions. York designs, manufactures, sells, and services HVAC systems for commercial and residential markets; gas-compression equipment for industrial processing; industrial and commercial refrigeration equipment; and compressors for residential and commercial air-conditioning.

Risk factors
Before you decide to invest in the Notes, you should consider the factors set forth below as well as the risk factors discussed in our Form 8-K filing with the Securities and Exchange Commission dated January 9, 2006 as incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”
Risks Related to the Notes
An increase in market interest rates could result in a decrease in the value of any notes bearing interest at a fixed rate.
In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase fixed rate notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.
Ratings of each series of notes may not reflect all risks of an investment in the notes.
Each series of notes will be rated by at least one nationally recognized statistical rating organization. The ratings of our notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of each series of notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes.
There may be no public trading market for the notes.
We have not applied and do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. As a result, a market for the notes may not develop or, if one does develop, it may not be maintained. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be adversely affected.
If you are able to resell your notes, many other factors may affect the price you receive, which may be lower than you believe to be appropriate.
If you are able to resell your notes, the price you receive will depend on many other factors that may vary over time, including:

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	the market for similar securities;

•	market interest rates;

•	the redemption and repayment features of the notes to be sold; and

•	the time remaining to maturity of your notes.
As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other action that could negatively impact holders of the notes.
We are not restricted under the terms of the indenture or the notes from incurring additional indebtedness. The terms of the indenture limit our ability to secure additional debt without also securing the notes, to enter into sale and leaseback transactions and to transfer certain of our assets to unrestricted subsidiaries. However, these limitations are subject to numerous exceptions. See “Description of Debt Securities — Covenants Applicable to Senior Debt Securities” in the accompanying prospectus. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes, including repurchasing subordinated indebtedness or common stock or to transfer assets to our parent if we were to form a holding company, could have the effect of diminishing our ability to make payments on the notes when due.
Our financial performance and other factors could adversely impact our ability to make payments on the notes.
Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.
Effective subordination of the notes may reduce amounts available for payment of the notes.
The notes will be unsecured. As of December 31, 2005, we had no secured debt outstanding. The holders of any secured debt that we may have in the future may foreclose on our assets securing our debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt. The holders of any secured debt that we may have also would have priority over unsecured creditors in the event of our liquidation. In the event of our bankruptcy, liquidation or similar proceeding, the holders of secured debt that we may have would be entitled to proceed against their collateral, and that collateral will not be available for payment of unsecured debt, including the notes. As a result, the notes will be effectively subordinated to any of our secured debt that we may have.
Our corporate structure could impact amounts available for payment of the notes.
The notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries. As of September 30, 2005, our subsidiaries had debt owing to third parties of approximately $498.4 million. In addition, we consider from time to time the appropriate corporate structure for Johnson Controls and its subsidiaries and intend to continue to explore the possibility of forming a holding company. If we were to form a holding company, we anticipate that it generally would assume responsibility for indebtedness of Johnson Controls for borrowed money, including our obligations under the notes. However, if that is not the case, then the transfer of the assets to the parent as part of the formation of the holding company could reduce the assets and cash flow available to the holders of the notes. By its nature, a holding company does not have significant direct operations or related assets, and its principal assets are its subsidiaries’ shares. Consequently, a holding company depends on dividends, debt, interest and other payments from its subsidiaries to make payments on its obligations as they become due. To the extent we implement a holding company structure, it is our intention that such action, on its own, would not have a material adverse impact on the noteholders.

Cautionary statement about forward-looking statements
We have made forward-looking statements in this prospectus supplement that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements, including information concerning possible or assumed future risks. For those statements, we caution that numerous important factors, such as the integration of the acquisition of York International Corporation, automotive vehicle production levels and schedules, the ability to increase prices to offset higher raw material costs, the strength of the U.S. or other economies, currency exchange rates, our effective tax rate, cancellation of commercial contracts, as well as those factors discussed in our Form 8-K filing with the Securities and Exchange Commission (dated January 6, 2006), could affect our actual results and could cause our actual consolidated results to differ materially from those expressed in any forward-looking statement made by us or on our behalf.

Use of proceeds
We will use the net proceeds that we receive from the sale of the notes, which will be approximately $                    , after deducting underwriting discounts and our offering expenses, to refinance a significant portion of our commercial paper obligations issued to finance the acquisition of York International Corporation. Those commercial paper obligations bear interest at an average rate of 4.40% and have maturities of less than 30 days. Pending such use, we will invest the net proceeds in short-term, interest-bearing securities.

Description of the notes
General
For purposes of the accompanying prospectus, the notes are “Senior Debt Securities.” We refer you to the description of Senior Debt Securities in the prospectus, which you should read carefully. The following description of the particular terms of each series of notes offered by this prospectus supplement supplements, and to the extent inconsistent with the description in the accompanying prospectus replaces, that description. The notes of each series will be issued under an Indenture, dated as of January      , 2006 (the “Senior Indenture”), between us and JPMorgan Chase Bank, National Association, a national banking association. JPMorgan Chase Bank, National Association will be the trustee for the notes. Except as otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement have the meanings specified in the accompanying prospectus. The notes of each series will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, as the depositary, and registered in the name of the depositary’s nominee. See “— Delivery and Form” below and “Description of Debt Securities— Book Entry Delivery and Settlement” in the accompanying prospectus.
Principal Amount; Maturity
Floating Rate Notes
We will issue a total of $                    initial principal amount of floating rate notes. The floating rate notes will mature on January      , 20     . We may, without the consent of the holders, “reopen” the series of floating rate notes and issue more floating rate notes that have the same ranking, interest rate, maturity date and other terms as the floating rate notes being offered by this prospectus supplement. These additional floating rate notes, together with the floating rate notes offered by this prospectus supplement, will constitute a single series of debt securities under the Senior Indenture.
Fixed Rate Notes
We will issue three series of fixed rate notes. We will issue a total of $                    initial principal amount of fixed rate notes that will mature on January      , 20     (the “20     Fixed Rate Notes”), $                    initial principal amount of fixed rate notes that will mature on January      , 20     (the “20     Fixed Rate Notes”), and $                    initial principal amount of fixed rate notes that will mature on January      , 20     (the “20     Fixed Rate Notes”, and, together with the 20     Fixed Rate Notes and the 20 Fixed Rate Notes, the “Fixed Rate Notes”). We may, without the consent of the holders, “reopen” any series of Fixed Rate Notes and issue more fixed rate notes of that series that have the same ranking, interest rate, maturity date and other terms as the Fixed Rate Notes being offered by this prospectus supplement. These additional fixed rate notes, together with the Fixed Rate Notes of that series offered by this prospectus supplement, will constitute a single series of debt securities under the Senior Indenture.
Interest
Floating Rate Notes
The floating rate notes will bear interest at a floating interest rate from January      , 2006, payable quarterly in arrears on                     ,                     ,                     , and                     of each year and on the date of maturity. Interest will be paid to the person in whose name the floating rate notes are registered at the close of business on the fifteenth calendar day prior to the interest payment date. The initial interest payment date will be                     , 2006. Interest payable on any interest payment date or on the date of maturity will be the amount of interest accrued from and including the date of original issuance or from and including the most recent interest payment date on which interest has been paid or duly made available for payment to but excluding the interest payment date or the date of maturity, as the case may be.
The interest rate for the initial interest period will be the three-month London Interbank offer rate (“LIBOR”), determined as described in “Description of Debt Securities— General— Floating Rate Notes” in the accompanying prospectus, on                     , 2006, plus            basis points. The interest rate on the floating rate notes for each subsequent interest period will be reset quarterly on each interest payment date. The floating rate notes will bear interest at an annual rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR plus            basis points.
See “Description of Debt Securities— General— Floating Rate Note” in the accompanying prospectus for a discussion about the payment of principal and interest, at maturity or any interest payment date, on a day that is not a LIBOR Business Day.
Fixed Rate Notes
The 20     Fixed Rate Notes will bear interest at an annual rate of   % per year. The 20     Fixed Rate Notes will bear interest at an annual rate of   % per year. The 20     Fixed Rate Notes will bear interest at an annual rate of   % per year. Each series of Fixed Rate Notes will bear interest from January      , 2006. Interest is payable semiannually on                     and                     and on the date of maturity to holders of record at the close of business on the                     and (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. If the date of maturity of a series of Fixed Rate Notes falls on a day that is not a business day, the related payment of principal and interest of that series will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day. The first interest payment date on each series of Fixed Rate Notes will be                     , 2006. If any interest payment date would otherwise be a day that is not a business day, that interest payment date will be postponed to the next date that is a business day.
Optional Redemption
Floating Rate Notes
The floating rate notes will not be redeemable prior to maturity.
Fixed Rate Notes
Each of the 20     Fixed Rate Notes, the 20     Fixed Rate Notes and the 20     Fixed Rate Notes are redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of (1) 100% of the principal amount of the fixed rate notes, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the fixed rate notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in “Description of Debt Securities— Optional Redemption” in the accompanying prospectus), plus            basis points with respect to the 20 Fixed Rates Notes,            basis points with respect to the 20 Fixed Rates Notes, and            basis points with respect to the 20     Fixed Rates Notes, plus in each case accrued and unpaid interest on the principal amount being redeemed to the redemption date. Please see “Description of Debt Securities— Optional Redemption” in the accompanying prospectus for a further description of the redemption features of each series of notes.

Defeasance
The defeasance provisions of Section 13.02 of the Indenture will apply to each series of notes. See “Description of Debt Securities— Defeasance, Satisfaction and Discharge or Redemption— Defeasance of Any Series” in the accompanying prospectus.
Same-Day Settlement and Payment
Settlement for the notes will be made in same-day funds. All payments of principal and interest will be made by us in immediately available funds. To the extent any notes are held by DTC, such notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and therefore DTC will require secondary trading activity in the notes to be settled in immediately available funds. Please see “Description of Debt Securities— Book Entry Delivery and Form” in the accompanying prospectus for a further description of book entry procedures.
Delivery and Form
Each series of notes will be represented by one or more permanent global certificates (each a “Global Note” and collectively, the “Global Notes”) deposited with, or on behalf of, DTC and registered in the name of Cede & Co. (DTC’s partnership nominee). Each series of notes will be available for purchase in denominations of $2,000 and integral multiples of $1,000 in book-entry form only. Unless and until certificated notes are issued under the limited circumstances described in the accompanying prospectus, no beneficial owner of a note shall be entitled to receive a definitive certificate representing a note. So long as DTC or any successor depositary (collectively, the “Depositary”) or its nominee is the registered owner of the Global Notes, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the senior notes for all purposes of the Senior Indenture.
Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.
Clearstream. Clearstream Banking, S.A. is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants , thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.
Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Clearstream.
Euroclear. Euroclear Bank SP./N.V. was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
The Euroclear Operator is regulated and examined by the Belgian Banking Commission.
Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the senior notes sold outside of the United States and cross-market transfers of the senior notes associated with secondary market trading.
Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.
Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive senior notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).
Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.
When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.
You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the senior notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Material U.S. federal income tax considerations
This discussion is of a general nature and is included herein solely for information purposes. This summary is not intended to be, and should not be, construed to be legal or tax advice. No representation with respect to the consequences to any particular purchaser of the notes is made. Prospective purchasers should consult their own advisors with respect to their particular circumstances.
The following is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) relating to the purchase, ownership and disposition of the notes. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated thereunder, rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service, all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the Internal Revenue Service will not challenge the conclusions stated below, and no ruling from the Internal Revenue Service has been (or will be) sought on any of the matters discussed below.
The following discussion does not purport to be a complete analysis of all the potential U.S. federal income tax effects relating to the purchase, ownership, and disposition of the notes. Without limiting the generality of the foregoing, the discussion does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, tax-exempt entities, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, or investors in pass through entities, including partnerships and Subchapter S corporations. In addition, this discussion is limited to holders who are the initial purchasers of the notes at their original issue price and hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws, or any tax treaties.
The discussion of federal tax issues in this prospectus supplement is written in connection with the promotion or marketing of the transactions addressed herein and is not intended or written to be relied upon, and cannot be relied upon, by holders of notes for the purpose of avoiding penalties that may be imposed on such holders under the Internal Revenue Code. Holders of notes should seek advice based on their particular circumstances from an independent tax advisor.
U.S. Holders
The term “U.S. Holder” means a beneficial owner of a note that is:

•	an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

•	a corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in effect under applicable Treasury regulations to be treated as a U.S. person.

Taxation of interest
All of the notes bear interest at a fixed-rate or will bear interest at a floating rate that is either a qualified floating rate or an objective rate under the rules regarding original issue discount. Moreover, we do not intend to issue the notes at a discount that will exceed a de minimis amount of original issue discount. Accordingly, interest on a note will generally be includable in income of a U.S. Holder as ordinary income at the time the interest is received or accrued, in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.
Sale, exchange, or retirement of a note
A U.S. Holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a note measured by the difference, if any, between

•	the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a note is attributable to accrued interest on the note not previously included in income, which amount will be taxable as ordinary income; and

•	the holder’s adjusted tax basis in the note.
Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers may be subject to a lower federal income tax rate on their net long-term capital gains than that applicable to ordinary income. All taxpayers are subject to certain limitations on the deductibility of their capital losses.
In addition, a U.S. holder will generally recognize capital gain or loss on the defeasance of a note.
Information reporting and backup withholding
U.S. Holders of notes may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on payments of interest, principal, gross proceeds from disposition of notes, and redemption premium, if any. Backup withholding generally applies only if the U.S. Holder:

•	fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

•	furnishes an incorrect taxpayer identification number;

•	fails to report interest properly; or

•	fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that the U.S. Holder is not subject to backup withholding.
Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund provided such holder furnishes the required information to the Internal Revenue Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund amounts once withheld.

We will furnish annually to the Internal Revenue Service, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of backup withholding, if any, with respect to payments on the notes.
Non-U.S. Holders
The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note who is not classified as a partnership for U.S. federal income tax purposes and who is not a U.S. Holder (a “Non-U.S. Holder”). In the case of a Non-U.S. Holder who is an individual, the following summary assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.
Taxation of interest
Subject to the summary of backup withholding rules below, payments of interest on a note to any Non-U.S. Holder will not generally be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the notes receives a required certification from the Non-U.S. Holder and the holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

•	a controlled foreign corporation related, directly or indirectly, to us through stock ownership; or

•	a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code; or

•	receiving such interest payments as income effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.
In order to satisfy the certification requirement, the Non-U.S. Holder must provide a properly completed Internal Revenue Service Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury that provides the Non-U.S. Holder’s name and address and certifies that the Non-U.S. Holder is not a U.S. person. Alternatively, in a case where a security clearing organization, bank or other financial institution holds the notes in the ordinary course of its trade or business on behalf of the Non-U.S. Holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of such a form is furnished to the payor. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances, certifications as to foreign status of partners, trust owners, or beneficiaries may have to be provided to our paying agent or to us. In addition, special rules apply to payments made through a qualified intermediary.
A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30%, or lower applicable treaty rate, on payments of interest on the notes that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.
If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the Non-U.S. Holder is a corporation for U.S. federal income purposes, such payments also may be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S.

withholding tax so long as the holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification.
Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.
Sale, exchange, or disposition
Subject to the summary of backup withholding rules below, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.
Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a note, although such proceeds generally are not subject to withholding tax.
Information reporting and backup withholding
Any payments of interest to a Non-U.S. Holder will generally be reported to the Internal Revenue Service and to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.
The backup withholding tax and certain additional information reporting generally will not apply to payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the holder is, in fact, a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.
The payment of the proceeds from the disposition of the notes by or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting, but not backup withholding, on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge or reason to know to the contrary.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability provided such holder furnishes the required information to the Internal Revenue Service.

Underwriting
Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of each series of notes set forth opposite its name below:

	Principal Amount	Principal Amount	Principal Amount	Principal Amount
	of Floating Rate	of 20 Fixed	of 20 Fixed	of 20 Fixed
Underwriter	Notes	Rate Notes	Rate Notes	Rate Notes

Banc of America Securities LLC	$	$	$	$
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Total	$	$

The Underwriting Agreement provides that the obligations of the underwriters to purchase each series of notes in this offering are subject to approval of legal matters by counsel and to other conditions. If the underwriters take any of the notes of any series, then the underwriters are obligated to take and pay for all of the notes of that series.
The underwriters initially propose to offer a portion of the notes of each series directly to the public at the offering prices described on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of           % of the principal amount of the floating rate notes, and           % of the principal amount of the 20           Fixed Rate Notes,      % of the principal amount of the 20           Fixed Rate Notes and           % of the principal amount of the 20           Fixed Rate Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of           % of the principal amount of the floating rate notes, and      % of the principal amount of the 20 Fixed Rate Notes,      % of the principal amount of the 20 Fixed Rate Notes and      % of the principal amount of the 20  Fixed Rate Notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms.
We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.
The notes of each series are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market in the notes each of series, but they have no obligation to do so and may discontinue any market making activities at any time without providing notice. No assurance can be given as to the liquidity of any trading market for any series of notes.
In connection with the offering of each series of notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of such notes. Specifically, the underwriters may overallot in connection with the offering of such notes, creating a short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of such notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing such notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of such notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of them at any time.

We expect to deliver the securities against payment therefor on or about                , 2006, which will be the      business day following the date of this prospectus supplement and of the pricing of the securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on the pricing date or the next succeeding business day will be required, by virtue of the fact that the securities initially will settle in      business days (T+     ), to specify alternative settlement arrangements to prevent a failed settlement.
Each underwriter has agreed that it will not offer, sell or deliver any of the notes, directly or indirectly, or distribute the final prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will, to the knowledge and belief of such underwriter, result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the Underwriting Agreement.
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of any series of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to such notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of notes to the public” in relation to any series of notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Johnson Controls, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
No series of notes may be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the any series of notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.
The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any series of notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where any series of notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
Expenses associated with this offering, to be paid by us, are estimated to be $          . The underwriters have agreed to reimburse us for certain of our expenses in connection with this offering.
Certain of the underwriters will make the notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications among Banc of America Securities LLC (“Banc of America”) and J.P. Morgan Securities Inc. (“JPMorgan”) and their respective customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from Banc of America and JPMorgan based on transactions Banc of America and JPMorgan conduct through the system. Banc of America and JPMorgan will make the notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.
In the ordinary course of their respective businesses, the underwriters or their affiliates have engaged, or may in the future engage in a full range of treasury services with us or our affiliates, including commercial banking or investment banking transactions, investment management and currency and derivative trading, for which they have received or will receive customary fees and expenses. Additionally, an affiliate of J.P. Morgan is serving as trustee for the notes in this offering.
Legal opinions
The legality of the notes is being passed upon for us by Jerome D. Okarma, our Vice President, Secretary and General Counsel, and/or Foley & Lardner LLP, Milwaukee, Wisconsin, and certain legal matters will be passed upon for the underwriters by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.
Experts
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2005 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s restatement of its financial statements as described in Notes 18 and 21 to the financial statements and an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy that information at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 100 F Street, N. E., Washington, D.C. 20549, at prescribed rates.
The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, including Johnson Controls, that file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed under the ticket symbol “JCI.”
The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is superseded by information that is included directly in this document.
This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC. The documents contain important information about us and our financial condition.

Our Filings with the SEC	Period

Annual Report on Form 10-K	Year ended September 30, 2005
Current Report on Form 8-K	December 6, 2005
December 9, 2005
January 9, 2006

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14(d) or l5(d) of the Securities Exchange Act of 1934 after the date of the filing of the registration statement to which this prospectus supplement and the accompanying prospectus relates, and until we have sold all of the securities to which this prospectus supplement and the accompanying prospectus relates or the offering is otherwise terminated. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus supplement.
You may obtain a copy of any of the documents incorporated by reference in the registration statement to which this prospectus supplement and the accompanying prospectus relates (excluding exhibits to those documents unless they are specifically incorporated by reference into those documents) at no cost by writing to or calling our Secretary at:
Johnson Controls, Inc.
5757 North Green Bay Avenue
Milwaukee, Wisconsin 53209
(414) 524-1200

PROSPECTUS
Johnson Controls, Inc.
Common Stock,
Preferred Stock,
Debt Securities,
Warrants to Purchase Common Stock
or Preferred Stock
or Debt Securities,
Stock Purchase Contracts
and Stock Purchase Units
We may offer and sell from time to time securities in one or more offerings. This prospectus provides you with a general description of the securities we may offer.
We may offer and sell the following securities:

•	common stock;

•	preferred stock, which may be convertible into our common stock;

•	senior or subordinated debt securities, which may be convertible into our common stock or preferred stock;

•	warrants to purchase common stock, preferred stock or debt securities; and

•	stock purchase contracts and stock purchase units.
Each time securities are sold using this prospectus, we will provide a supplement to this prospectus and possibly other offering material containing specific information about the offering. The supplement or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.
The securities will be offered directly to investors or through underwriters, dealers or agents. The supplements to this prospectus will provide the specific terms of the plan of distribution.
Our common stock is listed on the New York Stock Exchange under the symbol “JCI.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.
This prospectus is dated December 27, 2005

About this prospectus	ii
Cautionary note for forward-looking information	ii
Johnson Controls, Inc	1
Ratio of earnings to fixed charges	1
Use of proceeds	1
Description of capital stock	2
Description of the debt securities	11
Description of the warrants to purchase common stock or preferred stock	27
Description of the warrants to purchase debt securities	29
Description of the stock purchase contracts and stock purchase units	30
Legal matters	31
Experts	31
Where you can find more information	32

i

About this prospectus
You should rely only on the information contained or incorporated by reference in this prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission, or SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.
Unless the context otherwise requires, references in this prospectus to “we ,” “us,” “our,” the “Company” and “Johnson Controls” refer to Johnson Controls, Inc. and its subsidiaries, collectively. References to the “common stock” refer to Johnson Controls’ common stock, par value $0.04 1/6 per share. References to the “preferred stock” refers to Johnson Controls’ preferred stock, par value $1.00 per share. References to “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, territories, possessions and all areas subject to its jurisdiction.
PERSONS PARTICIPATING IN THE OFFERING MADE BY THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT AND/ OR OTHER OFFERING MATERIAL MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES IN CONNECTION WITH THE OFFERING, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE SECURITIES AND THE IMPOSITION OF A PENALTY BID. THESE ACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
Cautionary note for forward-looking information
This prospectus, any supplement to this prospectus and/or other offering material and the information incorporated by reference in this prospectus or any prospectus supplement and/or other offering material may contain forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning possible or assumed future risks and may be preceded by or include forward-looking words such as “believes,” “expects,” “may,” “anticipates,” “projects” or similar expressions. All statements other than statements of historical facts included in this prospectus or any supplement to this prospectus and/or other offering material, including those regarding our financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. We caution that these statements and any other forward-looking statements in this prospectus, any supplement to this prospectus and the information incorporated by reference in this prospectus or any prospectus supplement and/or other offering material only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions, including, among others, those we identify from time to time in materials that we file with the SEC that are incorporated by reference into this prospectus. Numerous important factors described in this prospectus, or any supplement to this prospectus and/or other offering material and the information incorporated by reference in this prospectus or any prospectus supplement and/or other offering material could affect these statements and could cause actual results to differ materially from our expectations. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

Johnson Controls, Inc.
We are a Wisconsin corporation organized in 1885. From 1885 through 1978, our operations were predominantly in the building efficiency business. Since 1978, our operations have been diversified through acquisitions and internal growth. We operate in three primary businesses: building efficiency, interior experience, and power solutions (the businesses were formerly referred to as Controls Group, Seating and Interiors Group, and Battery Group, respectively).
The building efficiency business is a global market leader in providing installed building control systems and technical and facility management services, including comfort, energy and security management for the non-residential buildings market. The business’ installed systems integrate the management, operation and control of building control systems such as temperature, ventilation, humidity, fire safety and security. The business’ technical and facility management services provide a complete suite of integrated solutions to improve building operations and maintenance.
In 1985, we entered the automotive seating market through the acquisition of Hoover Universal, Inc. During the late 1990’s, we expanded into additional interior systems and geographic markets. Our automotive seating and interior systems business operates under the name interior experience, and we are among the world’s largest automotive suppliers. Interior experience provides seating, instrument panel, overhead, floor console and door systems for motor vehicles.
In 1978, we entered the North American battery market through the acquisition of Globe-Union, Inc. and grew in this market through internal growth and strategic acquisitions. Our power solutions business services both automotive original equipment manufacturers and the general vehicle battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise. We produce lead-acid batteries and offer nickel-metal-hydride and lithium-ion battery technology to power hybrid vehicles.
Our principal executive offices are located at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209 and our phone number is (414) 524-1200.
Ratio of earnings to fixed charges
The following table shows our ratio of earnings to fixed charges for each of our last five fiscal years:

Year Ended September 30,

2001	2002	2003	2004	2005

4.8	5.4	5.8	6.1	5.5
For the purposes of computing this ratio, “earnings” consist of income from continuing operations before income taxes, minority interest in earnings or losses of consolidated subsidiaries and income from equity affiliates plus (a) amortization of previously capitalized interest, (b) distributed income from equity affiliates and (c) fixed charges, minus interest capitalized during the period. “Fixed charges” consist of (i) interest incurred and amortization of debt expense plus (ii) the portion of rent expense representative of the interest factor.
Use of proceeds
We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement and/or other offering material.

Description of capital stock
We are authorized to issue up to 602,000,000 shares of capital stock, 600,000,000 of which are shares of common stock, par value $0.04 1/6 per share, and 2,000,000 shares of which are preferred stock, par value $1.00 per share. As of November 17, 2005, there were 193,511,283 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Shares of our common stock are listed on the New York Stock Exchange under the symbol “JCI.”
The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary, it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our restated articles of incorporation and our by-laws, as amended, which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Common Stock
Preemptive Rights
Our common shareholders do not have any preemptive rights except as the board of directors may otherwise determine.
Dividends
After all dividends on all of our preferred stock outstanding have been paid or declared and set apart for payment, the holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors, in its discretion, out of funds legally available therefor.
Liquidation or Dissolution
In the event of a liquidation, dissolution or winding up of our affairs, holders of our common stock are entitled to share ratably in the distribution of our assets that remain after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, to our preferred shareholders.
Voting Rights and Extraordinary Transactions
Our common shareholders are entitled to one vote for each share of common stock held on all questions on which our shareholders are entitled to vote, and our common shareholders vote together share for share with our preferred shareholders as one class, except as otherwise provided by law or as determined by our board of directors at the time of establishment of a series of preferred stock.
Provisions of our articles of incorporation and bylaws might discourage some types of transactions that involve an actual or threatened change of control. Our articles of incorporation provide that, subject to specified exceptions, the affirmative vote or consent of the holders of four-fifths of all classes of our capital stock, considered as one class, is required (1) for the adoption of any agreement for the merger or consolidation of us with or into any other corporation or (2) to authorize any sale, lease, exchange, mortgage, pledge or other disposition of all or any substantial part of our assets to, or any sale, lease, exchange, mortgage, pledge, other disposition to us in exchange for our securities or any assets of, any other corporation, person or other entity, if, in either case, the other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 10% of our outstanding capital stock. Any corporation, person or other entity will be deemed to be the beneficial owner of all shares of our capital stock which are beneficially owned, directly or indirectly, by it and its affiliates and associates, and which it and its affiliates and associates have the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.
The provisions of our articles of incorporation requiring a four-fifths vote are not applicable to (1) any merger or consolidation of us with or into any other corporation, or any sale, lease, exchange, mortgage, pledge or other disposition of all or any substantial part of our assets to, or any sale, lease, mortgage, pledge or other disposition to us in exchange for our securities or any assets of, any other corporation, person or other entity, if our board of directors by resolution has approved a memorandum of understanding with the other corporation, person or other entity, with respect to and substantially consistent with the proposed transaction, prior to the time the other corporation, person or other entity has become a beneficial owner of more than 10% of our outstanding capital stock or (2) any merger or consolidation of us with, or any sale, lease, exchange, mortgage, pledge or other disposition to as of any assets of, any corporation of which a majority of the outstanding capital stock is held by us.
No amendment to our articles of incorporation may amend, alter, change or repeal any of the provisions of our articles of incorporation requiring a four-fifths vote unless the amendment effecting the amendment, alteration, change or repeal receives the affirmative vote or consent of the holders of four-fifths of all of our capital stock, considered as one class.
Provisions of Wisconsin law might also discourage some types of transactions that involve an actual or threatened change of control of Johnson Controls. Sections 180.1140 through 180.1144 of the Wisconsin Business Corporation Law contain limitations and special voting provisions applicable to specified business combinations involving Wisconsin corporations, including Johnson Controls, and a significant stockholder, unless the board of directors of the corporation approves the business combination or the stockholder’s acquisition of shares before the shares are acquired. Similarly, Sections 180.1130 through 180.1133 of the Wisconsin Business Corporation Law contain special voting provisions applicable to specified business combinations unless minimum price and procedural requirements are met. Following commencement of a takeover offer, Section 180.1134 of the Wisconsin Business Corporation Law imposes special voting requirements on specified share repurchases effected at a premium to the market and on specified asset sales by the corporation unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.
Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of Wisconsin corporations, including Johnson Controls, held by any person or persons acting as a group in excess of 20% of the voting power of the corporation is limited to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the corporation or in specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.
Number and Tenure of Board of Directors; Special Meetings
As of July 27, 2005, our bylaws provide that our board of directors is composed of thirteen directors divided into three classes, consisting of two classes with four members each, and one class of five members. A director may be removed from office by shareholders prior to the expiration of his or her term, but only:

•	at a special meeting called for the purpose of removing the director;

•	by the affirmative vote of two-thirds of the outstanding shares entitled to vote for the election of the director; and

•	for cause, but if the board of directors, by resolution adopted by the affirmative vote of at least two-thirds of the directors then in office plus one director, recommends removal of a director, then the shareholders may remove the director without cause by the vote described in the two clauses above.
A special meeting of shareholders may be called only by the chairman of the board of directors, the President or the board of directors, and will be called by the chairman of the board of directors or the President upon the demand of shareholders representing at least 10% of all of the votes entitled to be cast at the special meeting.
The affirmative vote of (1) shareholders possessing at least four-fifths of the voting power of the outstanding shares of all classes of our capital stock, considered as one class (subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation) or (2) at least two-thirds of the directors then in office plus one director, is required to amend, alter, change or repeal the provisions of the bylaws relating to the number and tenure of members of our board of directors.
Preferred Stock
General
Our articles of incorporation authorize our board of directors to issue shares of preferred stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, as may be designated by our board of directors without any further vote or action by our shareholders, provided that the aggregate liquidation preference of all shares of preferred stock outstanding may not exceed $100,000,000. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Johnson Controls.
The specific terms of a particular series of preferred stock offered pursuant to this prospectus will be described in the prospectus supplement and/or other offering material relating to that series. The related prospectus supplement and/or other offering material will contain a description of material United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock described in the prospectus supplement and/or other offering material.
The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by articles of amendment to the articles of incorporation relating to that series. A prospectus supplement and/or other offering material, relating to each series, will specify the terms of the preferred stock as follows:

•	the maximum number of shares to constitute, and the designation of, the series;

•	the annual dividend rate, if any, on shares of the series, whether the rate is fixed or variable or both, and the date or dates from which dividends will begin to accrue or accumulate;

•	the price at and the terms and conditions on which the shares of the series may be redeemed;

•	the liquidation preference, if any, that the holders of shares of the series would be entitled to receive upon the liquidation, dissolution or winding up of our affairs;

•	whether or not the shares of the series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which that fund would be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of the fund;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of common stock, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same and whether that conversion is mandatory or optional; and

•	the voting rights, if any, of the shares of the series.
Dividends
The holders of our preferred stock will be entitled to receive dividends at the rate per year set by our board of directors, payable quarterly on the last day of March, June, September, and December in each year for the respective calendar quarter ending on those dates, when and as declared by our board of directors. Dividends will accrue on each share of preferred stock from the first day of each quarterly dividend period in which the share is issued or from another date as our board of directors may fix for that purpose. All dividends on preferred stock will be cumulative so that if we do not pay or set apart for payment the dividend, or any part thereof, for any dividend period on the preferred stock then issued and outstanding, the unpaid portion of the dividend will thereafter be fully paid or declared and set apart for payment, but without interest, before any dividend will be paid or declared and set apart for payment on our common stock. The holders of our preferred stock will not be entitled to participate in any of our other or additional earnings or profits, except for those premiums, if any, as may be payable in case of redemption, liquidation, dissolution or winding up of our affairs.
Any dividend paid upon our preferred stock at a time when any accrued dividends for any prior dividend period are delinquent will be expressly declared to be in whole or partial payment of the accrued dividends to the extent there are accrued dividends, beginning with the earliest dividend period for which dividends are then wholly or partly delinquent, and will be so designated to each shareholder to whom payment is made. No dividends will be paid upon any shares of any series of preferred stock for a current dividend period unless there has been paid or declared and set apart for payment dividends required to be paid to the holders of each other series of preferred stock for all past dividend periods of the other series. If any dividends are paid on any of our preferred stock with respect to any past dividend period at any time when less than the total dividends then accumulated and payable for all past dividend periods on all of the preferred stock then outstanding are to be paid or declared and set apart for payment, then the dividends being paid will be paid on each series of preferred stock in the proportions that the dividends then accumulated and payable on each series for all past dividend periods bear to the total dividends then accumulated and payable for all past dividend periods on all outstanding preferred stock.
Liquidation or Dissolution
In case of our voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock would be entitled to receive out of our assets in money or money’s worth the liquidation preference with respect to that series of preferred stock, together with all accrued but unpaid dividends thereon, whether or not earned or declared, before any of our assets would be paid or distributed to holders of our common stock. In case of our voluntary or involuntary liquidation, dissolution or winding up of our affairs, if our assets would be insufficient to pay the holders of all of the series of our preferred stock then outstanding the full amounts to which they may be entitled, the holders of each outstanding series would share ratably in our assets in proportion to the amounts which would be payable with respect to that series if all amounts payable thereon were paid in full. Our consolidation or merger with or into any other corporation, or a sale of all or any part of our assets, will not be deemed a liquidation, dissolution or winding up of our affairs for purposes of this paragraph.

Redemption
Except as otherwise provided with respect to a particular series of our preferred stock, the following general redemption provisions will apply to each series of preferred stock.
On or prior to the date fixed for redemption of a particular series of our preferred stock or any part of a particular series of our preferred stock as specified in the notice of redemption for that series, we will deposit adequate funds for the redemption, in trust for the account of holders of that series, with a bank having trust powers or a trust company in good standing, organized under the laws of the United States or the State of Wisconsin doing business in the State of Wisconsin and having capital, surplus and undivided profits aggregating at least $1,000,000. If the name and address of the bank or trust company and the deposit of or intent to deposit the redemption funds in the trust account is stated in the notice of redemption, then from and after the mailing of the notice and the making of the deposit, the shares of the series called for redemption will no longer be deemed to be outstanding for any purpose whatsoever, and all rights of the holders of the shares of the series in or with respect to us will cease and terminate except only the right of the holders of the shares:

•	to transfer shares prior to the date fixed for redemption;

•	to receive the redemption price of the shares, including accrued but unpaid dividends to the date fixed for redemption, without interest, upon surrender of the certificate or certificates representing the shares to be redeemed; and

•	on or before the close of business on the fifth day preceding the date fixed for redemption, to exercise privileges of conversion, if any, not previously expired.
Any money deposited by us that remains unclaimed by the holders of the shares called for redemption and not converted will, at the end of six years after the date fixed for redemption, be paid to us upon our request, after which repayment the holders of the shares called for redemption will no longer look to the bank or trust company for the payment of the redemption price but will look only to us or to others, as the case may be, for the payment of any lawful claim for the money which holders of the shares may still have. After the six-year period, the right of any shareholder or other person to receive payment for its shares in the series redeemed may be forfeited in the manner and with the effect provided under Wisconsin law. Any portion of the money so deposited by us, in respect of shares of our preferred stock called for redemption that are converted into our common stock, will be repaid to us upon our request.
In case of redemption of only a part of a series of preferred stock, we will designate by lot, in the manner our board of directors may determine, the shares to be redeemed, or we will effect the redemption pro rata.
Conversion Rights
Except as otherwise provided with respect to a particular series of our preferred stock, the following general conversion provisions will apply to each series of our preferred stock that is convertible into common stock.
All shares of our common stock issued upon conversion will be fully paid and nonassessable, and will be free of all taxes, liens and charges with respect to the issuance except taxes, if any, payable by reason of issuance in a name other than that of the holder of the share or shares converted and except as otherwise provided by applicable Wisconsin law.
The number of shares of our common stock issuable upon conversion of a particular series of preferred stock at any time will be the quotient obtained by dividing the aggregate conversion value of the shares of the series surrendered for conversion by the conversion price per share of common stock then in effect for that series. We will not be required, however, upon any such conversion, to issue any fractional share of common stock, but in lieu of fractional shares we will pay to the holder who would otherwise be entitled to receive a fractional share a sum in cash equal to the value of the fractional share at the rate of the then-prevailing market value per share of our common stock. The then-prevailing market value per share means for these purposes the last reported sale price of our common stock on the New York Stock Exchange. Shares of our preferred stock will be deemed to have been converted as of the close of business on the date the transfer agent receives the certificate for the shares to be converted, duly endorsed, together with written notice by the holder of its election to convert the shares.
The basic conversion price per share of common stock for a series of our preferred stock, as fixed by the board of directors, will be subject to adjustment from time to time as follows:

•	If we (1) pay a dividend or make a distribution to all of our common shareholders as a class in shares of common stock, (2) subdivide or split the outstanding shares of common stock into a larger number of shares, or (3) combine the outstanding shares of our common stock into a smaller number of shares, the basic conversion price per share of common stock in effect immediately prior thereto will be adjusted so that the holder of each outstanding share of each series of our preferred stock which by its terms is convertible into common stock will thereafter be entitled to receive upon the conversion of that share the number of shares of common stock which the holder would have owned and been entitled to receive after the happening of any of the events described above had that share of preferred stock been converted immediately prior to the happening of the event.

•	If we issue to all of our common shareholders as a class any rights or warrants enabling them to subscribe for or purchase shares of our common stock at a price per share less than the current market price per share of our common stock, the conversion price per share of common stock in effect immediately prior thereto for each series of preferred stock which by its terms is convertible into common stock will be adjusted by multiplying the conversion price by a fraction. The numerator of the fraction would be the sum of the number of shares of common stock outstanding and the number of shares of common stock which the aggregate exercise price, before deduction of underwriting discounts or commissions and other expenses we would incur in connection with the issue, of the total number of shares so offered for subscription or purchase would purchase at the current market price per share. The denominator of the fraction would be the sum of the number of shares of common stock outstanding at the record date and the number of additional shares of common stock so offered for subscription or purchase.

•	If we distribute to all of our common shareholders as a class evidences of our indebtedness or assets, other than cash dividends, the basic conversion price per share of common stock in effect immediately prior thereto for each series of preferred stock which by its terms is convertible into common stock would be adjusted by multiplying the basic conversion price by a fraction, of which the numerator will be the difference between the current market price per share of common stock and the fair value, as determined by our board of directors, of the portion of the evidences of indebtedness or assets, other than cash dividends, so distributed with respect to one share of common stock, and of which the denominator would be the current market price per share of common stock.
Any adjustment to the conversion price for any series of our preferred stock is made retroactively. No adjustment will be made in the conversion price for any series of our preferred stock if the amount of the adjustment would be less than fifty cents, but any adjustments which are not made for that reason will be carried forward and taken into account in any subsequent adjustment and all adjustments will be made not later than the earlier of three years after the occurrence of the event giving rise to the adjustment or the date as of which the adjustment would require an increase or decrease of at least 3% in the aggregate number of shares of common stock issued and outstanding on the first date on which an event occurred which required the making of a computation described above. All adjustments will be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.
In the case of any capital reorganization or reclassification of our common stock, or if we consolidate with or merge into, or sell or dispose of all or substantially all of our property and assets to, any other corporation, proper provisions will be made as part of the terms of the capital reorganization, reclassification, consolidation, merger or sale that any shares of a particular series of preferred stock at the time outstanding will thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of common stock deliverable upon conversion of the shares of a particular series would have been entitled upon the capital reorganization, reclassification, consolidation or merger.
No adjustment with respect to dividends upon any series of our preferred stock or with respect to dividends upon our common stock will be made in connection with any conversion.
Whenever there is an issuance of additional shares of our common stock requiring an adjustment in the conversion price, and whenever there occurs any other event which results in a change in the existing conversion rights of the holders of shares of a series of our preferred stock, we will file with our transfer agent or agents, and at our principal office in Milwaukee, Wisconsin, a statement signed by our president or a vice president and by our treasurer or an assistant treasurer describing specifically the issuance of additional shares of common stock or other event (and, in the case of a capital reorganization, reclassification, consolidation or merger, the terms thereof), the actual conversion prices or basis of conversion as changed by the issuance or event and the change, if any, in the securities issuable upon conversion. Whenever we issue to all holders of our common stock as a class any rights or warrants enabling them to subscribe for or purchase shares of common stock, we will also file in like manner a statement describing the issuance and the consideration we received as a result of that issuance. The statement so filed may be inspected by any holder of record of shares of any series of our preferred stock.
We will at all times have authorized and will at all times reserve and set aside a sufficient number of duly authorized shares of our common stock for the conversion of all stock of all then outstanding series of preferred stock which are convertible into common stock.
Reissuance of Shares
Any shares of our preferred stock retired by purchase, redemption, through conversion, or through the operation of any sinking fund or redemption or purchase account, will thereafter have the status of authorized but unissued shares of preferred stock, and may thereafter be reissued as part of the same series or may be reclassified and reissued by our board of directors in the same manner as any other authorized and unissued shares of preferred stock.
Voting Rights
Holders of our preferred stock will be entitled to one vote for each share held on all questions on which our shareholders are entitled to vote and will vote together share for share with the holders of our common stock as one class, except as otherwise provided by law or as described below or as otherwise determined by the board of directors at the time of the establishment of a series of preferred stock.

The affirmative vote or written consent of the holders of record of at least two-thirds of the outstanding shares of a series of our preferred stock is a prerequisite of our right:

•	to create any shares or any securities convertible into or evidencing the right to purchase shares ranking prior to that series of our preferred stock with respect to the payment of dividends or of assets upon liquidation, dissolution or winding up; or

•	to change the designations, preferences, limitations, or relative rights of the outstanding shares of that series of preferred stock in any manner prejudicial to the holders thereof.
The affirmative vote or written consent of the holders of a majority of the outstanding shares of each series of our preferred stock will be a prerequisite to our right to authorize any shares of preferred stock in excess of 2,000,000 shares or any other shares ranking on a parity with our preferred stock with respect to the payment of dividends or of assets upon liquidation, dissolution or winding up.
Special Voting Rights for the Election of Directors upon our Failure to Pay Dividends
Whenever dividends payable on any series of our preferred stock are in arrears in an aggregate amount equivalent to six full quarterly dividends on the shares of all of the preferred stock of that series then outstanding, the holders of preferred stock of that series will have the exclusive and special right, voting separately as a class, to elect two of our directors, and the number of directors constituting our board of directors will be increased to the extent necessary to effectuate that right. Whenever the holders of any series of our preferred stock have the right to elect two of our directors, that right may be exercised initially either at a special meeting of the holders possessing that right or at any annual meeting of our shareholders, and thereafter at annual meetings of our shareholders. The right of the holders of any series of our preferred stock voting separately as a class to elect members of our board of directors will continue until the time all dividends accumulated on that series of our preferred stock have been paid in full, at which time the right of the holders of that series of our preferred stock to vote separately as a class for the election of directors will terminate, subject to revesting in the event of any subsequent default in an aggregate amount equivalent to six full quarterly dividends.
At any time when the holders of any series of preferred stock have special voting rights as a result of our failure to make dividends, a proper officer will, upon the written request of the holders of at least 10% of the series of our preferred stock then outstanding entitled to the special voting rights addressed to our Secretary, call a special meeting of the holders of that series of our preferred stock for the purpose of electing directors. The special meeting will be held at the earliest practicable date in the place designated pursuant to our bylaws or, if there be no designation, at our principal office in Milwaukee, Wisconsin. If the special meeting is not called by the proper officers within 20 days after personal service of the written request upon our Secretary, or within 30 days after mailing the written request within the United States by registered or certified mail addressed to our Secretary at our principal office, then the holders of at least 10% of the series of our preferred stock then outstanding may designate in writing one of the holders to call a special meeting at our expense, and the meeting may be called by that person upon the notice required for annual meetings of shareholders and will be held in Milwaukee, Wisconsin. In no event, however, will a special meeting be called during the period within 90 days immediately preceding the date fixed for our next annual meeting of shareholders.
At any annual or special meeting at which the holders of any series of our preferred stock will have the special right, voting separately as a class, to elect directors as a result of our failure to pay dividends, the presence, in person or by proxy, of the holders of 33 1/3% of the series of preferred stock entitled to the special voting rights will be required to constitute a quorum of that series for the election of any director by the holders of that series as a class. At that meeting or adjournment thereof, the absence of a quorum of the series of our preferred stock entitled to special voting rights will not prevent the election of directors other than those to be elected by that series of preferred stock voting as a class, and the absence of a quorum for the election of other directors will not prevent the election of the directors to be elected by that series of preferred stock voting as a class. In the absence of either or both quorums, a majority of the holders present in person or by proxy of the stock or stocks which lack a quorum will have power to adjourn the meeting for the election of directors which they are entitled to elect until a quorum is present, without notice other than announcement at the meeting.
During any period in which the holders of any series of preferred stock have the right to vote as a class for directors as described above, any vacancies in our board of directors will be filled only by vote of a majority (even if that be only a single director) of the remaining directors elected by the holders of the series or class of stock which elected the directors whose offices have become vacant. During that period the directors so elected by the holders of any series of preferred stock will continue in office (1) until the next succeeding annual meeting or until their successors, if any, are elected by those holders and qualify, or (2) unless required by applicable law to continue in office for a longer period, until termination of the special voting rights of those holders, if earlier. If and to the extent permitted by applicable law, immediately upon any termination of the right of the holders of any series of our preferred stock to vote as a class for directors as described in this prospectus, the term of office of the directors then in office so elected by the holders of that series will terminate.
Other Restrictions upon our Failure to Pay Dividends or Retire Shares of Preferred Stock
If we fail at any time to pay dividends in full on our preferred stock, thereafter and until dividends in full, including all accrued and unpaid dividends for all past quarterly dividend periods on our preferred stock outstanding, have been declared and set apart in trust for payment or paid, or if at any time we fail to pay in full amounts payable with respect to any obligations to retire shares of our preferred stock, thereafter and until those amounts have been paid in full or set apart in trust for payment, we cannot:

•	without the affirmative vote or consent of the holders of at least 66 2/3% of our preferred stock at the time outstanding, redeem less than all of our preferred stock at the time outstanding; or

•	purchase any of our preferred stock except in accordance with a purchase offer made in writing to all holders of our preferred stock of all series upon the terms our board of directors, in its sole discretion after consideration of the respective annual dividend rate and other relative rights and preferences of the respective series, determines (which determination will be final and conclusive) will result in fair and equitable treatment among the respective series. We may, to meet the requirements of any purchase, retirement or sinking fund provisions with respect to any series, use shares of that series that we acquired prior to our failure to pay dividends. We may also complete the purchase or redemption of shares of our preferred stock for which a purchase contract was entered into for any purchase, retirement or sinking fund purposes, or the notice of redemption of which was initially mailed, prior to our failure to pay dividends; or

•	redeem, purchase or otherwise acquire any shares of any other class of our stock ranking junior to the preferred stock as to dividends and upon liquidation.

Description of the debt securities
The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement and/or other offering material may relate. The particular terms of the debt securities offered by any prospectus supplement and/or other offering material and the extent, if any, to which the provisions described in this prospectus may apply to the offered debt securities will be described in the prospectus supplement and/or other offering material relating to the offered debt securities.
Senior debt securities will be issued under an indenture between Johnson Controls and JPMorgan Chase Bank, National Association, as trustee, a form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The indenture relating to the senior debt securities, as amended or otherwise supplemented by any supplemental indentures, is referred to in this prospectus as the senior indenture. Subordinated debt securities will be issued under an indenture between Johnson Controls and the trustee, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The indenture relating to the subordinated debt securities, as amended or otherwise supplemented by any supplemental indentures, is referred to in this prospectus as the subordinated indenture. The senior indenture and the subordinated indenture are sometimes referred to in this prospectus collectively as the indentures and each individually as an indenture.
The following summaries of the material provisions of the indentures and the debt securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures, including the definitions of specified terms used in the indentures, and the debt securities. Wherever particular articles, sections or defined terms of an indenture are referred to, it is intended that those articles, sections or defined terms will be incorporated herein by reference, and the statement in connection with which reference is made is qualified in its entirety by the article, section or defined term in the indenture.
General
The indentures do not limit the amount of debt, either secured or unsecured, which we may issue under the indentures or otherwise. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Some of the debt securities may be issued under the applicable indenture as original issue discount securities to be sold at a substantial discount below their principal amount. Federal income tax and other considerations applicable to any original issue discount securities will be described in the related prospectus supplement and/or other offering material. We have the right to “reopen” a previous issue of a series of debt by issuing additional debt securities of such series.
Because we are a holding company, our right, and hence the rights of our creditors and shareholders, to participate in any distribution of assets of any of our subsidiaries upon its liquidation or reorganization or otherwise is subject to prior claims of the creditors of the subsidiary, except to the extent that any claim of ours as a creditor of the subsidiary may be recognized.
The prospectus supplement and/or other offering material relating to the particular debt securities offered thereby will describe the following terms of the offered debt securities:

•	the title of the offered debt securities;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the price at which the offered debt securities will be issued, expressed as a percentage of the aggregate principal amount thereof;

•	the date or dates on which the offered debt securities mature and any provisions for the extension of any maturity date or dates;

•	the rate or rates per year, which may be fixed or variable, at which the offered debt securities will bear interest, if any, or the method by which the rate or rates will be determined including, if applicable, any remarketing option or similar methods;

•	the date from which interest will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest will commence and any regular record dates applicable to the dates on which interest will be so payable;

•	the place or places where the principal of and premium, if any, and interest, if any, on the offered debt securities will be payable and each office or agency where the offered debt securities may be presented for transfer or exchange;

•	the dates on which and the price or prices at which the offered debt securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by us, and the other terms and provisions of the sinking fund;

•	the currency in which payment of the principal of, premium, if any, and interest on, the offered debt securities will be payable, if other than the currency of the United States;

•	the period or periods within which, and the terms and conditions upon which, an election may be made by us or a holder, as the case may be, for payment of the principal and premium, if any, and interest, if any, on the offered debt securities, other than that in which the offered debt securities are stated to be payable;

•	whether the offered debt securities are to be issued in the form of one or more permanent global security or securities and, if so, the identity of the depositary for the global security or securities;

•	the date after which, the price or prices at which and the currency in which the offered debt securities may , pursuant to any optional redemption provisions, be redeemed at our option or the option of the holder, and the other terms and provisions of any optional redemption;

•	the inapplicability of specified provisions relating to discharge and defeasance described in this prospectus with respect to the offered debt securities;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the offered debt securities will be issuable;

•	information with respect to book-entry procedures, if any;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to the offered debt securities; and

•	any other terms of the offered debt securities, which terms will not be inconsistent with the provisions of the related indenture.
Unless otherwise indicated in any prospectus supplement and/or other offering material, principal of and premium, if any, and interest, if any, on the offered debt securities will be payable, and transfers of the offered debt securities will be registerable, at the corporate trust office of the trustee. Alternatively, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register.
Floating Rate Notes
Floating rate notes issued under the indentures will bear interest at a floating interest rate. Interest payable on any interest payment date or on the date of maturity will be the amount of interest accrued from and including the date of original issuance or from and including the most recent interest payment date on which interest has been paid or duly made available for payment to but excluding the interest payment date or the date of maturity, as the case may be.
The interest rate for the initial interest period will be the three-month London Interbank offer rate (“LIBOR”), determined as described below as of the applicable determination date, plus a number of basis points to be described in the related prospectus supplement and/or other offering material. The interest rate on the floating rate notes for each subsequent interest period will be reset quarterly on each interest payment date. The floating rate notes will bear interest at an annual rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR plus a number of basis points to be described in the related prospectus supplement and/or other offering material.
The interest rate in effect for the floating rate notes on each day will be (a) if that day is an interest reset date, the interest rate determined as of the determination date (as defined below) immediately preceding such interest reset date or (b) if that day is not an interest reset date, the interest rate determined as of the determination date immediately preceding the most recent interest reset date. The determination date will be the second London Business Day immediately preceding the applicable interest reset date.
The calculation agent will be the trustee initially. LIBOR will be determined by the calculation agent as of the applicable determination date in accordance with the following provisions:

•	LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars of not less than U.S. $1,000,000 having a three-month maturity, beginning on the second London Business Day immediately following that determination date, which appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on that determination date. “Telerate Page 3750” means the display designated on page “3750” on Moneyline Telerate, Inc. (or such other page as may replace the 3750 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Telerate Page 3750, LIBOR for such determination date will be determined in accordance with the provisions of paragraph (2) below.

•	With respect to a determination date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on that determination date, the calculation agent will request the principal London office of each of four major reference banks (which may include an affiliate of one or more underwriters) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, beginning on the second London Business Day immediately following that determination dale, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on that determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time. If at least two quotations are provided, LIBOR for that determination date will be the arithmetic mean of the quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for that determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on that determination date by three major banks selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks having a three-month maturity beginning on the second London Business Day immediately following that determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in that market at that time; provided, however, that if the banks selected by the calculation agent are not quoting the rates described in this sentence, LIBOR for that determination dale will be LIBOR determined with respect to the immediately preceding determination date, or in the case of the first determination date, LIBOR for the initial interest period.

If the date of maturity of the floating rate notes falls on a day that is not a LIBOR Business Day, the related payment of principal and interest will be made on the next LIBOR Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next LIBOR Business Day. If any interest reset date or interest payment date (other than at the date of maturity) would otherwise be a day that is not a LIBOR Business Day, that interest reset date and interest payment date will be postponed to the next date that is a LIBOR Business Day, except that if such LIBOR Business Day is in the next calendar month, such interest reset date and interest payment date (other than at the date of maturity) shall be the immediately preceding LIBOR Business Day.
“LIBOR Business Day” means any day other than Saturday or Sunday or a day on which banking institutions or trust companies in the City of New York are required or authorized to close and that is also a London Business Day.
“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
Optional Redemption
Floating rate notes issued under the indentures will not be redeemable prior to maturity. Fixed rate notes will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of (1) 100% of the principal amount of the fixed rate notes, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the fixed rate notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus a number of basis points to be described in the related prospectus supplement and/or other offering material, plus in each case accrued and unpaid interest on the principal amount being redeemed to the redemption date.
“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediate preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculating using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.
“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the fixed rate notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such fixed rate notes.
“Independent Investment Banker” means an independent investment banking institution of national standing appointed by us.
“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.
“Reference Treasury Dealer” means a primary U.S. Government securities dealer in New York City selected by us after consultation with the Independent Investment Banker.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
Holders of fixed rate notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the fixed rate notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular fixed rate notes or portions thereof for redemption from the outstanding not previously called by such method as the trustee deems fair and appropriate.
Denominations, Registration and Transfer
Unless otherwise indicated in any prospectus supplement and/or other offering material, the offered debt securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple of $1,000, or the equivalent in foreign currency. No service charge will be made for any registration of transfer or exchange of offered debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.
If the purchase price of any of the offered debt securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of, premium, if any, or interest, if any, on any series of offered debt securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, tax consequences, specific terms and other information with respect to the issue of offered debt securities and the foreign currency or currencies or foreign currency unit or units will be described in the related prospectus supplement and/or other offering material.
We will not be required to issue, register the transfer of, or exchange debt securities of any series during the period from 15 days prior to the mailing of notice of redemption of debt securities of that series to the date the notice is mailed. We will also not be required to register the transfer of or exchange any debt security so selected for redemption, except the unredeemed portion of any debt security being redeemed in part.
Conversion and Exchange
The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock or preferred stock, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement and/or other offering material. Terms may include provisions for conversion or exchange that is either mandatory, at the option of the holder, or at our option. The number of shares of common stock or preferred stock to be received by the holders of the debt securities will be calculated in the manner, according to the factors and at the time as described in the related prospectus supplement and/or other offering material.
Covenants Applicable to Senior Debt Securities
Limitations on Secured Debt
We may not, and may not permit our restricted subsidiaries to, create, assume, or guarantee any indebtedness secured by mortgages, pledges, liens, security interest or encumbrances, which we refer to collectively as security interests, in any of its principal properties without making effective provision for securing the senior debt securities offered under this prospectus and any prospectus supplement and/or other offering material equally and ratably with the secured debt. Notwithstanding this limitation on secured debt, we and our restricted subsidiaries may have debt secured by:

•	specified purchase money mortgages created to secure payment for the acquisition or construction of any property including, among other things, any indebtedness we incur prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of that property. Any indebtedness incurred pursuant to this exception must have as its purpose the financing of all or any part of the purchase price of the property or construction or improvements on the property; or

•	security interests on property, or any conditional sales agreement or any title retention with respect to property, existing at the time the property is acquired, whether or not assumed by us or a restricted subsidiary; or

•	security interests on property or shares of capital stock or indebtedness of any corporation or firm existing at the time that corporation or firm becomes a restricted subsidiary; or

•	security interests in property or shares of capital stock or indebtedness of a corporation existing at the time that corporation is merged into or consolidated with us or a restricted subsidiary, or at the time of a sale, lease, or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us or a restricted subsidiary. No security interests allowed pursuant to this exception will extend to any other principal property of ours or a restricted subsidiary prior to its acquisition or to other principal property thereafter acquired, other than additions to the acquired property; or

•	security interests on property of ours or a restricted subsidiary in favor of the United States or any state thereof, or in favor of any other government or governmental entity, including, among other things, security interests to secure indebtedness of the pollution control or industrial revenue type, in order to permit us or any restricted subsidiary to perform a contract or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price for the cost of constructing or improving the property subject to those security interests or which is required by law or regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license; or

•	security interests on any property or assets of any restricted subsidiary to secure indebtedness owing by it to us or to another restricted subsidiary; or

•	mechanics’, materialmen’s, carriers’ or other similar liens arising in the ordinary course of business, including the construction of facilities, in respect of obligations which are not yet due or which are being contested in good faith; or

•	security interests for taxes, assessments or government charges or levies not yet delinquent, or already delinquent, but the validity of which is being contested in good faith; or

•	security interests arising in connection with legal proceedings being contested in good faith, including any judgment lien so long as execution thereof is being stayed; or

•	landlords’ liens on fixtures located on premises leased by us or a restricted subsidiary in the ordinary course of business; or

•	any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any security interests referred to in any of the previous clauses.
Limitation on Sale and Leaseback Transactions
We and our restricted subsidiaries may not engage in sale and leaseback transactions, including, among other things, specified leases of more than three years, of any of our principal properties, completion of construction of which and commencement of full operation of which have occurred more than 180 days prior to the occurrence of the sale or transfer.
The sale and leaseback of a principal property is not prohibited, however, if we and our restricted subsidiaries are entitled to incur secured debt equal in amount to the amount realized or to be realized upon the sale or transfer secured by a lien on the principal property to be leased without equally and ratably securing the senior debt securities. We and our restricted subsidiaries may also engage in an otherwise prohibited sale and leaseback transaction if an amount equal to the value of the principal property so leased is applied, subject to credits for specified voluntary retirements of the senior debt securities, to the retirement, within 120 days of the effective date of the arrangement, of specified indebtedness for borrowed money incurred or assumed by us or a restricted subsidiary, as shown on our most recent consolidated balance sheet and, in the case of our indebtedness, the indebtedness is not subordinate and junior in right of payment to the prior payment of the senior debt securities.
Permitted Secured Debt
Notwithstanding the limitations on secured debt and sale and leaseback transactions described in this prospectus, we and our restricted subsidiaries may, without securing the senior debt securities, issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect to any secured debt permitted by this exception, the aggregate amount of our secured debt and that of our restricted subsidiaries then outstanding and the aggregate value of sale and leaseback transactions, other than sale and leaseback transactions in connection with which indebtedness has been, or will be, retired in accordance with the preceding paragraph, at such time does not exceed 10% of our consolidated stockholders’ equity.
For purposes of determining the amount of secured debt permitted by the exception described in the paragraph above, “consolidated stockholders’ equity” means, at any date, our stockholders’ equity and that of our consolidated subsidiaries determined on a consolidated basis as of such date in accordance with generally accepted accounting principles; provided that, our consolidated stockholders’ equity and that of our consolidated subsidiaries is to be calculated without giving effect to (i) the application of Financial Accounting Standards Board Statement No. 106 or (ii) the cumulative foreign currency translation adjustment. The term “consolidated subsidiary” means, as to any person, each subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such person in accordance with generally accepted accounting principles, but excluding any such consolidated subsidiary of York International Corporation that would not be so consolidated but for the effect of Financial Accounting Standards Board Interpretation No. 46.

Restrictions on Transfer of Principal Properties to Specified Subsidiaries
The senior indenture provides that, so long as the senior debt securities of any series are outstanding, we will not, and will not cause or permit any restricted subsidiary to, transfer any principal property to any subsidiary which was not a restricted subsidiary at the time of transfer, unless the subsidiary that is not a restricted subsidiary shall apply within one year after the effective date of the transaction, or shall have committed within one year of the effective date to apply, an amount equal to the fair value of the principal property at the time of transfer:

•	to the acquisition, construction, development or improvement o£ properties, facilities or equipment which are, or upon the acquisition, construction, development or improvement will be, a principal property or properties or a part thereof;

•	to the redemption of senior debt securities;

•	to the repayment of indebtedness for money borrowed having a maturity of more than 12 months from the date of our most recent consolidated balance sheet, other than any indebtedness owed to any restricted subsidiary; or

•	in part to an acquisition, construction, development or improvement and in part to redemption and/or repayment, in each case as described above.
The fair value of any principal property for purposes of this paragraph will be as determined by our board of directors. In lieu of applying all or any part of any amount to redemption of senior debt securities, we may, within one year of the transfer, deliver to the trustee under the senior indenture senior debt securities of any series, other than senior debt securities made the basis of a reduction in a mandatory sinking fund payment, for cancellation and thereby reduce the amount to be applied to the redemption of senior debt securities by an amount equivalent to the aggregate principal amount of the senior debt securities so delivered.
Certain Definitions
The following are the meanings of terms that are important in understanding the covenants previously described:

•	“principal property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned by us or any of its restricted subsidiaries, whether owned on the date of the senior indenture or thereafter, that has a gross book value in excess of 2% of the consolidated net tangible assets owned by Johnson Controls or any restricted subsidiary. Any plant, warehouse, office building or parcel of real property or portion thereof which our board of directors determines is not of material importance to the business conducted by us and our restricted subsidiaries taken as a whole will not be principal property.

•	“restricted subsidiary” means any subsidiary other than an unrestricted subsidiary, and any subsidiary which is an unrestricted subsidiary but which is designated by our board of directors to be a restricted subsidiary. Our board of directors may not designate any subsidiary to be a restricted subsidiary if we would thereby breach any covenant or agreement contained in the senior indenture, assuming for the purpose of determining whether such a breach would occur that any secured debt of that subsidiary was incurred at the time of the designation and that any sale and leaseback transaction to which the subsidiary is then a party was entered into at the time of the designation.

•	“secured debt” means indebtedness for borrowed money which is secured by a security interest in any principal property or any shares of capital stock or indebtedness of any restricted subsidiary.

•	“subsidiary” means any corporation of which we, or we and one or more of our subsidiaries, or any one or more of our subsidiaries, directly or indirectly owns more than 50% of the capital stock entitled to vote in the election of members of the corporation’s board of directors.

•	“unrestricted subsidiary” means any subsidiary:

•	acquired or organized after March 31, 1989, other than any subsidiary acquired or organized after that date that is a successor, directly or indirectly, to any restricted subsidiary;

•	whose principal business or assets are located outside the United States, its territories and possessions, Puerto Rico or Canada;

•	the principal business of which consists of financing or assisting in financing of customer construction projects or the acquisition or disposition of products of dealers, distributors or other customers;

•	engaged in the insurance business or whose principal business is the ownership, leasing, purchasing, selling or development of real property; and

•	substantially all the assets of which consist of stock or other securities of a subsidiary or subsidiaries referred to above in this sentence, unless and until that subsidiary is designated by our board of directors to be a restricted subsidiary.
Merger
Each indenture provides that we may, without the consent of the holders of debt securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge into any other corporation, provided that:

•	the successor corporation is a corporation organized and existing under the laws of the United States or a state thereof;

•	the successor corporation expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all debt securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by the successor corporation; and

•	immediately after giving effect to the transaction, no default under the indenture has occurred and is continuing.
In addition, we must provide to the trustee an opinion of legal counsel that any such transaction and any assumption by a successor corporation complies with the applicable provisions of the indenture and that we have complied with all conditions precedent provided in the indenture relating to such transaction.
Other than the covenants described above, or as set forth in any accompanying prospectus supplement and/or other offering material, neither indenture contains any covenants or other provisions designed to afford holders of the debt securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving us.
Modification of the Indentures
With the consent of the holders of more than 50% in aggregate principal amount of any series of debt securities then outstanding under the applicable indenture, waivers, modifications and alterations of the terms of either indenture may be made which affect the rights of the holders of the series of debt securities. However, no modification or alteration may be made which will:

•	extend the time or terms of payment of the principal at maturity of, or the interest on, any series of debt securities, or reduce principal or premium or the rate of interest, without the consent of each holder of such series of debt securities; or

•	without the consent of all of the holders of any series of debt securities then outstanding, reduce the percentage of debt securities of that series, the holders of which are required to consent to:

•	any supplemental indenture;

•	rescind and annul a declaration that the debt securities of any series are due and payable as a result of the occurrence of an event of default;

•	waive any past event of default under the applicable indenture and its consequences; and

•	waive compliance with other specified provisions of the applicable indenture.
In addition, as described in the description of “Events of Default” set forth below, holders of more than 50% in aggregate principal amount of the debt securities of any series then outstanding may waive past events of default in specified circumstances and may direct the trustee in enforcement of remedies.
We and the trustee may, without the consent of any holders, modify and supplement the applicable indenture:

•	to evidence the succession of another corporation to us under the applicable indenture;

•	to evidence and provide for the replacement of the trustee;

•	with our concurrence, to add to our covenants for the benefit of the holders;

•	to modify the applicable indenture to permit the qualification of any supplemental indenture under the Trust Indenture Act of 1939; and

•	for other specified purposes.
Defeasance, Satisfaction and Discharge to Maturity or Redemption
Defeasance of any Series
If we deposit with the trustee, in trust, at or before maturity or redemption, lawful money or direct obligations of the United States, or of any other government which issued the currency in which the debt securities of a series are denominated, or obligations which are guaranteed by the United States or the other government in the amounts and with a maturity so that the proceeds therefrom will provide funds sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay when due the principal, premium, if any, and interest to maturity or to the redemption date, as the case may be, with respect to any series of debt securities then outstanding, then we may cease to comply with the terms of the related indenture, including the restrictive covenants described in this prospectus and events of default relating to the payment of other indebtedness and the performance of covenants that are not specifically described as events of default in the related indenture, except that the following obligations would continue:

•	our obligation to duly and punctually pay the principal of and premium, if any, and interest on the series of debt securities if the debt securities are not paid from the money or securities held by the trustee;

•	the other events of default as described under “Events of Default” below; and

•	other specified provisions of the applicable indenture including, among others, those relating to registration, transfer and exchange, lost or stolen securities, maintenance of place of payment and, to the extent applicable to the series, the redemption and sinking fund provisions of the applicable indenture.
Defeasance of debt securities of any series is subject to the satisfaction of specified conditions, including, among others, the absence of an event of default at the date of the deposit and the perfection of the holders’ security interest in the deposit.
Satisfaction and Discharge of any Series
Upon the deposit of money or securities contemplated above and the satisfaction of specified conditions, we may also cease to comply with our obligation to pay duly and punctually the principal of and premium, if any, and interest on a particular series of debt securities, or with any events of default, and thereafter the holders of the series of debt securities will be entitled only to payment out of the money or securities deposited with the trustee. The specified conditions include, among others, except in limited circumstances involving a deposit made within one year of maturity or redemption:

•	the absence of an event of default at the date of deposit or on the 91st day thereafter;

•	our delivery to the trustee of an opinion of nationally-recognized tax counsel, or our receipt or publication of a ruling by the Internal Revenue Service, to the effect that holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and discharge, and the holders will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and discharge had not occurred; and

•	that the satisfaction and discharge will not result in the delisting of the debt securities of that series from any nationally-recognized exchange on which they are listed.
Events of Default
As to any series of debt securities, an event of default is defined in the indentures as being:

•	default for 30 days in payment of any interest on the debt securities of that series; or

•	failure to pay principal or premium, if any, with respect to the debt securities of that series when due; or

•	failure in the deposit of any sinking fund installment with respect to any series of debt securities when due; or

•	failure to observe or perform any other covenant in the applicable indenture or debt securities of any series, other than a covenant or warranty, a default in whose performance or whose breach is specifically dealt with in the section of the applicable indenture governing events of default, if the failure continues for 75 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series then outstanding; or

•	uncured or unwaived failure to pay principal of or interest on any of our other obligations for borrowed money, including default under any other series of debt securities and including our default on any guaranty of an obligation for borrowed money of a restricted subsidiary, beyond any period of grace with respect thereto if

•	the aggregate principal amount of any the obligation is in excess of $50,000,000; and

•	the default in payment is not being contested by us in good faith and by appropriate proceedings; or

•	specified events of bankruptcy, insolvency, receivership or reorganization; or

•	any other event of default provided with respect to debt securities of that series.
Notice and Declaration of Defaults
So long as the debt securities of any series remain outstanding, we will be required to furnish annually to the trustee a certificate of one of our corporate officers stating whether, to the best of their knowledge, we are in default under any of the provisions of the applicable indenture, and specifying all defaults, and the nature thereof, of which they have knowledge. We will also be required to furnish to the trustee copies of specified reports filed by us with the SEC.
Each indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series for which there are debt securities outstanding which is continuing, give to the holders of those debt securities notice of all uncured defaults known to it, including events specified above without grace periods. Except in the case of default in the payment of principal, premium, if any, or interest on any of the debt securities of any series or the payment of any sinking fund installment on the debt securities of any series, the trustee may withhold notice to the holders if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.
The trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of any series may declare the debt securities of that series immediately due and payable upon the occurrence of any event of default after expiration of any applicable grace period. In some cases, the holders of a majority in principal amount of the debt securities of any series then outstanding may waive any past default and its consequences, except a default in the payment of principal, premium, if any, or interest, including sinking fund payments.
Actions upon Default
Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default with respect to any series of debt securities occurs and is continuing, the applicable indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request, order or direction of any of the holders of debt securities outstanding of any series unless the holders have offered to the trustee reasonable indemnity. The right of a holder to institute a proceeding with respect to the applicable indenture is subject to conditions precedent including notice and indemnity to the trustee, but the holder has a right to receipt of principal, premium, if any, and interest on their due dates or to institute suit for the enforcement thereof, subject to specified limitations with respect to defaulted interest.
The holders of a majority in principal amount of the debt securities outstanding of the series in default will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the trustee, or exercising any power or trust conferred on the trustee. Any direction by the holders will be in accordance with law and the provisions of the related indenture, provided that the trustee may decline to follow any such direction if the trustee determines on the advice of counsel that the proceeding may not be lawfully taken or would be materially or unjustly prejudicial to holders not joining in the direction. The trustee will be under no obligation to act in accordance with the direction unless the holders offer the trustee reasonable security or indemnity against costs, expenses and liabilities which may be incurred thereby.
Subordination of Subordinated Debt Securities
The senior debt securities will constitute part of our senior indebtedness and will rank equally with all outstanding senior debt. Except as set forth in the related prospectus supplement and/or other offering material, the subordinated debt securities will be subordinated, in right of payment, to the prior payment in full of the senior indebtedness, including the senior debt securities, whether outstanding at the date of the subordinated indenture or thereafter incurred, assumed or guaranteed. The term “senior indebtedness” means:

•	the principal, premium, if any, and unpaid interest on indebtedness for money borrowed;

•	purchase money and similar obligations;

•	obligations under capital leases;

•	guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of, indebtedness of others;

•	renewals, extensions and refunding of any senior indebtedness;

•	interest or obligations in respect of any senior indebtedness seeming after the commencement of any insolvency or bankruptcy proceedings; and

•	obligations associated with derivative products, including interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements unless, in each case, the instrument by which we incurred, assumed or guaranteed the indebtedness or obligations described in the foregoing clauses expressly provides that the indebtedness or obligation is not senior in right of payment to the subordinated debt securities.
Upon any distribution of our assets in connection with any dissolution, winding up, liquidation or reorganization of our company, whether in a bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshalling of our assets and liabilities or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of our properties in accordance with the subordinated indenture, the holders of all senior indebtedness will first be entitled to receive payment of the full amount due on the senior indebtedness, or provision will be made for that payment in money or money’s worth, before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities.
In the event that a payment default occurs and is continuing with respect to the senior indebtedness, the holders of all senior indebtedness will first be entitled to receive payment of the full amount due on the senior indebtedness, or provision will be made for that payment in money or money’s worth, before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities. In the event that the principal of the subordinated debt securities of any series is declared due and payable pursuant to the subordinated indenture and that declaration is not rescinded and annulled, the holders of all senior indebtedness outstanding at the time of the declaration will first be entitled to receive payment of the full amount due on the senior indebtedness, or provision will be made for that payment in money or money’s worth, before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities.
This subordination will not prevent the occurrence of any event of default with respect to the subordinated debt securities. There is no limitation on the issuance of additional senior indebtedness in the subordinated indenture.

Governing Law
The indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.
Concerning the Trustee
We and our affiliates utilize a full range of treasury services, including investment management and currency and derivative trading, from the trustee and its affiliates in the ordinary course of business to meet our funding and investment needs.
Under each indenture, the trustee is required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable indenture and specified related matters.
Book-Entry, Delivery and Form
Except as set forth below, debt securities will be represented by one or more permanent, global notes in registered form without interest coupons (the “Global Notes”).
The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).
Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Certificated Notes except in the limited circumstances described below. See ‘— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.
Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depository Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

•	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).
Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./ N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.
The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for definitive notes in registered certificated form (“Certificated Notes”), and to distribute such notes to its Participants.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for Certificated Notes in minimum denominations of $1,000 and in integral multiples of $1,000, if:

•	DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event the Company fails to appoint a successor depositary within 90 days; or

•	there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

Beneficial interests in a Global Note also may be exchanged for Certificated Notes in the limited other circumstances permitted by the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Same Day Settlement and Payment
We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Description of the warrants to purchase common stock or preferred stock
We may issue, alone or together with common stock or preferred stock, stock warrants for the purchase of common stock or preferred stock. The stock warrants will be issued under a stock warrant agreement to be entered into between us and a warrant agent to be selected at the time of the issue. The stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the standard stock warrant provisions incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.
General
If stock warrants are offered, the related prospectus supplement and/or other offering material will describe the designation and terms of the stock warrants, including, among other things, the following:

•	the offering price, if any;

•	the designation and terms of the common stock or preferred stock purchasable upon exercise of the stock warrants;

•	if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

•	the date on which the right to exercise the stock warrants will commence and the date on which that right will expire;

•	a discussion of material federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the stock warrants; and

•	any other terms of the stock warrants.
Exercise of Stock Warrants
Stock warrants may be exercised by surrendering to the stock warrant agent the stock warrant certificate with the form of election to purchase on the reverse side of the certificate duly completed and signed by the warrant holder, or its duly authorized agent, with such signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. The form of election should indicate the warrant holders election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the aggregate exercise price of the stock warrants to be exercised, as set forth in the related prospectus supplement and/or other offering material. The payment should be made in U.S. dollars, unless otherwise provided in the related prospectus supplement and/or other offering material. Upon the stock warrant agent’s receipt of the surrendered stock warrant certificates and payment of the aggregate exercise price of the stock warrants, the stock warrant agent will request that the transfer agent issue and deliver to or upon the written order of the exercising warrant holder, a certificate representing the number of shares of common stock or preferred stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent will deliver to the exercising warrant holder a new stock warrant certificate representing the unexercised stock warrants.
Antidilution and Other Provisions
The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant, and the number of stock warrants outstanding, will be subject to adjustment if specified events occur, including the issuance of a stock dividend to holders of common stock or preferred stock or a combination, subdivision or reclassification of common stock or preferred stock. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% of the number of shares purchasable. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. In the case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of common stock or preferred stock into which the stock warrants were exercisable immediately prior to the consolidation, merger, or sale or conveyance.

No Rights as Shareholders
Holders of stock warrants, by virtue of being such holders, will not be entitled to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of shareholders for the election of directors of Johnson Controls or any other matter, or to exercise any rights whatsoever as shareholders of Johnson Controls.
Description of the warrants to purchase debt securities
We may issue, alone or together with debt securities, debt warrants for the purchase of debt securities. The debt warrants will be issued under debt warrant agreement to be entered into between us and a warrant agent to be selected at the time of the issue. The debt warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the standard debt warrant provisions incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.
General
If debt warrants are offered, the related prospectus supplement and/or other offering material will describe the designation and terms of the debt warrants, including, among other things, the following:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence and the date on which that right will expire;

•	a discussion of material federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the debt warrants; and

•	any other terms of the debt warrants.
Holders of debt warrants do not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, or interest on, the debt securities or to enforce any of the covenants of the debt securities or the related indenture except as otherwise provided in the related indenture.
Exercise of Debt Warrants
Debt warrants may be exercised by surrendering the debt warrant certificate at the warrant agent office of the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate completed and signed by the warrant holder, or its duly authorized agent, with such signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. The form of election should indicate the warrant holder’s election to exercise all or a portion of the debt warrants evidenced by the certificate. Surrendered debt warrant certificates must be accompanied by payment of the aggregate exercise price of the debt warrants to be exercised, as set forth in the related prospectus supplement and/or other offering material.
Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrant holder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued representing the unexercised debt warrants.
Description of the stock purchase contracts and
stock purchase units
We may issue stock purchase contracts that obligate you to purchase from us, and obligate us to sell to you, a specified or varying number of shares of common stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from you, and obligate you to sell to us, a specified or varying number of shares of common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to the stock purchase contract upon the occurrence of specified events.
The stock purchase contracts may be entered into separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for your obligations to purchase or sell the shares of common stock or preferred stock, as the case may be, under the stock purchase contracts, either:

•	common stock;

•	preferred stock;

•	debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities.
If we issue stock purchase units where debt obligations of third parties are used as security for your obligations to purchase or sell shares of common stock or preferred stock, we will include in the prospectus supplement and/or other offering material relating to the offering information about the issuer of the debt securities. Specifically, if the issuer has a class of securities registered under the Securities Exchange Act of 1934 and is either eligible to register its securities on Form S-3 under the Securities Act of 1933 or meets the listing criteria to be listed on a national securities exchange, we will include a brief description of the business of the issuer, the market price of its securities and how you can obtain more information about the issuer. If the issuer does not meet the criteria described in the previous sentence, we will include substantially all of the information that would be required if the issuer were making a public offering of the debt securities.
The stock purchase contracts may require us to make periodic payments to you or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The stock purchase contracts may require you to secure your obligations in a specified manner and, in some circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to you of any collateral securing your obligations under the original stock purchase contract.
The applicable prospectus supplement and/or other offering material will describe the specific terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts.
Legal matters
The validity of the securities offered by this prospectus will be passed upon for us by Jerome D. Okarma, our Vice President, Secretary and General Counsel, and/or Foley & Lardner LLP, Milwaukee, Wisconsin and for any underwriters or agents by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois. As of December 20, 2005, Mr. Okarma beneficially owned 5,139 shares of our common stock, and held options to purchase 116,000 shares of our common stock, of which options to purchase 38,000 shares were exercisable. The opinions of Mr. Okarma, Foley & Lardner LLP and Mayer, Brown, Rowe & Maw LLP may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance and sale of any securities. The opinions of Mr. Okarma, Foley & Lardner LLP and Mayer, Brown, Rowe & Maw LLP with respect to securities may be subject to other conditions and assumptions, as indicated in the prospectus supplement.
Experts
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2005 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s restatement of its financial statements as described in Notes 18 and 21 to the financial statements and an adverse opinion on the effectiveness of internal control over financial reporting), of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy that information at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 100 F Street, N. E., Washington, D.C. 20549, at prescribed rates.
The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, including Johnson Controls, that file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.
This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. The documents contain important information about us and our financial condition.

Our Filings with the SEC	Period

Annual Report on Form 10-K	Year ended September 30, 2005
Current Report on Form 8-K	December 6, 2005
December 9, 2005

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14(d) or l5(d) of the Securities Exchange Act of 1934 after the date of the filing of this registration statement, and until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.
You may obtain a copy of any of the documents incorporated by reference in this registration statement (excluding exhibits to those documents unless they are specifically incorporated by reference into those documents) at no cost by writing to or calling our Secretary at:
Johnson Controls, Inc.
5757 North Green Bay Avenue
Milwaukee, Wisconsin 53209
(414) 524-1200